ARTICLES SUPPLEMENTARY

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                         LORD ABBETT RESEARCH FUND, INC.


     LORD ABBETT RESEARCH FUND, INC. a Maryland Corporation having its principal office c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The Corporation presently has authority to issue 50,000,000 shares of capital stock of the Small-Cap Series, of the par value $0.001 each, previously classified and designated by the Board of Directors as Class A shares of the Small-Cap Series.

     SECOND: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of stock of the Corporation and to classify a series into one or more classes of such series, the Board of Directors hereby further classifies the stock of the Corporation by classifying and reclassifying, from previously unclassified shares of stock of the Corporation, 30,000,000 authorized but unissued shares of capital stock of the Corporation as Class B shares of the "Small-Cap Series".

     THIRD: Subject to the power of the Board of Directors to classify and reclassify unissued shares, all shares of the Corporation's Class B stock of the Small- Cap Series shall be invested in the same investment portfolio of the Corporation as the Class A stock of such series and shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in
Article V of the Articles of Incorporation of the Corporation (hereafter called the "Articles") and shall be subject to all other provisions of the Articles relating to stock of the Corporation generally.

     FOURTH: The Class B shares aforesaid have been duly classified by the Board of Directors under the authority contained in the Articles.

                  IN WITNESS WHEREOF, the Corporation has caused
these presents
to be signed in its name and on its behalf by its Vice
President and attested by its
Assistant Secretary on October    , 1996.

                                            LORD ABBETT RESEARCH FUND, INC.


                                            By /s/ Kenneth B. Cutler

                                                       Kenneth B. Cutler
                                                       Vice President


ATTEST:



/s/ Thomas F. Konop
Thomas F. Konop
Assistant Secretary

       THE UNDERSIGNED, Vice President of LORD ABBETT RESEARCH FUND, INC. who executed on behalf of said Corporation the foregoing Articles
     Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof, are true in all material respects, under the penalties of perjury.



                                                       /s/  Kenneth B. Cutler
                                                         Vice President